UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 18, 2011

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)          (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective as of July 18, 2011, Select Comfort Corporation (“Select” or the “Company”), GE Money Bank (“GE”) and Select Comfort Retail Corporation (“Retail”) entered into a Tenth Amendment to Amended and Restated Private Label Consumer Credit Card Program Agreement (the “Tenth Amendment”), which amended the Amended and Restated Private Label Consumer Credit Card Program Agreement, dated as of December 14, 2005, among those same parties, as previously amended up to the effective date of the Tenth Amendment (such agreement, as so previously amended, the “Program Agreement”).

The Tenth Amendment establishes the “Credit Review Point” under the Program Agreement at $275 million, or such higher amount as GE, in its discretion, may specify.  Under the terms of the Program Agreement, GE is not obligated to make any extension of credit under the program if such extension of credit would result in aggregate indebtedness of customers under the program exceeding the Credit Review Point.  At such time as the aggregate outstanding indebtedness of customers under the program equals or exceeds 90% of the Credit Review Point, the Company may exercise certain termination rights under the Program Agreement.  If the Company does not exercise its termination rights, then GE may elect to increase the Credit Review Point.  Following GE’s determination of whether to increase the Credit Review Point, the Company may again exercise certain termination rights under the Program Agreement.

The parties currently do not anticipate that the Credit Review Point will be exceeded during the current term of the Program Agreement expiring in February 15, 2016.

The foregoing description of the Tenth Amendment is qualified in its entirety by reference to the full text of the Tenth Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Tenth Amendment to Amended and Restated Private Label Consumer Credit Card Program Agreement dated July 18, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: July 21, 2011	By: /s/ Mark A. Kimball
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.                                Description
10.1	Tenth Amendment to Amended and Restated Private Label Consumer Credit Card Program Agreement dated July 18, 2011